PRESS RELEASE
May 2, 2008
For Immediate Release

For Further Information Contact:	Michael W. Dosland
President and Chief Executive Officer
First Federal Bankshares, Inc.
329 Pierce Street, P.O. Box 897
Sioux City, IA 51102
712.277.0222

FIRST FEDERAL BANKSHARES, INC. REPORTS NET LOSS IN FISCAL THIRD
QUARTER AND SUSPENDS FISCAL FOURTH QUARTER DIVIDEND

Sioux City, Iowa.    First Federal Bankshares, Inc. (the “Company”) (Nasdaq Global Market: FFSX), the parent company of Vantus Bank (the “Bank”), recorded a net loss for the three months ended March 31, 2008, of $1.5 million or $0.47 per diluted share, compared to net income of $1.0 million, or $0.30 per diluted share for the three months ended March 31, 2007.   For the nine months ended March 31, 2008, the Company recorded a net loss of $802,000, or $0.25 per diluted share, compared to net income of $2.4 million, or $0.72 per diluted share for the nine months ended March 31, 2007.

Results of operations during the three months ended March 31, 2008, were negatively affected by a significant increase in the Company’s provision for loan losses for the period.  Non-performing loans increased from $3.1 million or 0.72% of loans receivable at December 31, 2007, to $9.3 million or 2.24% of loans receivable at March 31, 2008.  In addition, adversely classified assets (which include non-performing loans) increased from $8.5 million or 1.36% of total assets at December 31, 2007, to $14.2 million or 2.38% of total assets at March 31, 2008.    Adversely classified assets consist of loans rated “Substandard”, “Doubtful”, or “Loss”, as well as foreclosed and repossessed assets.  Loans rated “Special Mention” increased from $13.9 million at December 31, 2007, to $21.7 million at March 31, 2008.

The increase in non-performing loans and adversely classified assets was primarily driven by four large loan relationships totaling $5.6 million, which defaulted during the quarter.   Two of these loans totaling $3.5 million are in the renewable fuels industry and two totaling $2.1 million are in real estate development.  As a result of these defaults, the loans were downgraded to “Substandard” and were placed on non-accrual.   In addition to these loans, the Company downgraded to “Special Mention” a $6.1 million loan on a land development project and a $3.2 million loan to a clothing distributor that is secured by commercial real estate.

In all of the instances cited in the preceding paragraph, management of the Company currently believes the estimated fair value of the collateral securing these loans exceeds the amounts due the Company.  Accordingly, the Company does not anticipate a need for specific loss allowance on these relationships at this time, although there can be no assurances.  However, in addition to the Company’s absolute level of classified assets, management’s assessment of current economic conditions and expectations for near-term losses are key components in the calculation of the Company’s allowance for loan losses.   Changes in these assessments and/or expectations warranted an increase in certain subjective factors used in the Company’s computation of its allowance for loan loss.  As a result of these developments, as well as

$380,000 specific loss allowance on an additional loan relationship discussed in the next paragraph, the Company recorded a provision for loan losses of approximately $2.7 million during the three months ended March 31, 2008, compared to $31,000 for the corresponding quarter in 2007.    In addition, the Company recorded a loss of $171,000 as a result of the disposition of certain foreclosed real estate properties during the period.  This amount has been included in other non-interest expense.

In addition to the developments discussed in the previous paragraph, a $1.4 million loan to an out-of-market concrete pumping contractor deteriorated further during the quarter.  Management now believes the probable outcome for this loan relationship will be the complete liquidation of the loan collateral to satisfy the amounts owed to the Company.  Accordingly, during the quarter the Company increased its specific allowance on this loan relationship from $180,000 to $560,000 based on management’s current assessment of the value of the collateral.  However, there can be no assurances that the Company will be able to liquidate the collateral for the value estimated by management.

As a result of the developments described in the preceding paragraphs, the Company’s allowance for loan loss increased from $2.1 million or 0.47% of total loans at December 31, 2007, to $4.7 million or 1.13% of total loans at March 31, 2008.  Although management believes that the Company’s present level of allowance for loan losses is adequate, there can be no assurance that future adjustments to the allowance will not be necessary, which could adversely affect the Company’s results of operations.

Net interest income for the three-month period ended March 31, 2008, increased $0.1 million from $3.8 million for the three months ended March 31, 2007, to $3.9 million for the three months ended March 31, 2008.  For the three months ended March 31, 2008, the Company’s net interest margin was 2.86% compared to 2.79% for the same period a year ago.  The increase in margin was due to liability costs falling faster than the yield of the Company’s interest-earning assets.  Asset yields decreased 20 basis points.  Approximately half of this decrease was due to a decline in yields on the Company’s loan portfolio.  The remaining decrease was related to the reversal of interest on loans that were placed on non-accrual during the period.  During the most recent quarter, the Company’s cost of interest-bearing liabilities declined 40 basis points in response to overall decreases in market interest rates.   The increase in margin was partially offset by a decrease in the Company’s average interest-earning assets.  Average interest-earning assets decreased $7.0 million to $553.1 million during the most recent quarter compared to $560.1 million for the three months ended March 31, 2007.

For the nine month period ended March 31, 2008, net interest income increased to $12.2 million compared to $11.8 million for the same period ended March 31, 2007.  For the nine months ended    March 31, 2008, the Company’s net interest margin remained at 2.93%.  However, average interest-earning assets for the nine month period ended March 31, 2008, increased $15.9 million to $561.5 million compared to $545.7 million for the nine months ended March 31, 2007.  The change was primarily due to increases in the Company’s investment portfolio.

Non-interest income for the three months ended March 31, 2008 and 2007, totaled $1.4 million. For the nine months ended March 31, 2008 and 2007, non-interest income totaled $4.5 million.  A decline in service fees on deposits was offset by an increase in fees charged on consumer and commercial loans.  The decrease in service fees on deposits was due to the elimination of fees on internet banking services and lower income from overdraft fees as a result of the implementation of an overdraft protection product.  These changes were driven by competitive forces in the Company’s market areas.  The corresponding increase in the amount of service fees on commercial and consumer loans was due to the collection of prepayment penalties on a number of large commercial real estate loans that refinanced during the period.

Non-interest expense for the three months ended March 31, 2008, increased $0.7 million or 14.4% over the same period last year.  For the nine months ended March 31, 2008, non-interest expense increased

$1.8 million or 13.5% as compared to the nine months ended March 31, 2007.  Personnel expense increased $0.9 million or 11.1% for the nine months ended March 31, 2008, as compared to the same period last year.  This increase was primarily due to merit increases and an increase in the number of full-time equivalent employees as compared to last year.  The number of full-time equivalent employees was 196 as of March 31, 2008, as compared to 182 at the same time last year.  This increase was primarily due to the opening of two new banking centers in the Des Moines market, as well as the hiring of certain key employees over the past twelve months.  Advertising, donations, and public relations for the nine months ended March 31, 2008, increased $0.5 million to $1.0 million as compared to the same period last year.  This change was due to increased costs associated with the promotion of the Bank’s new name and brand.  Data processing, ATM, and other item processing expense increased $0.3 million from $0.9 million for the nine months ended March 31, 2007, to $1.2 million for the nine months ended March 31, 2008.  This increase was partially due to costs associated with the purchase of new debit card stock in association with the name change.  In addition, the Company has been successful at increasing the number of internet banking and cell phone users.  As a result, processing costs to service these channels have increased as compared to the previous year.

Income tax benefit for the nine months ended March 31, 2008, was $890,000 compared to an expense of $561,000 for the nine months ended March 31, 2007.  Income tax benefit for the three months ended March 31, 2008, was $1.0 million compared to an expense of $120,000 for the same period a year ago.

Total assets decreased by $48.5 million, or 7.5%, to $597.4 million at March 31, 2008, from $645.8 million at June 30, 2007.  This decrease was due to short term investments and cash being used to repay wholesale borrowings.  In addition, loans receivable declined $15.7 million as loan prepayment activity increased.  Total deposits declined significantly from June 30, 2007, as a result of management’s decision to replace $50 million in brokered certificates of deposit with $50 million in advances from the FHLB.  Excluding brokered certificates, deposit liabilities increased $6.3 million or 1.4% since June 30, 2007.  This increase was led by total checking accounts, which were up $4.9 million or 3.6%.

Other Matters

The Company’s book value per share was $17.47 at March 31, 2008, compared to $20.72 at June 30, 2007.  This decline was attributable to the Company’s net loss from operations, as well as a $9.6 million increase in accumulated other comprehensive loss, which is a component of stockholders’ equity.  This increase was caused by a decline in the fair value of the Company’s available-for-sale securities, most notably its portfolio of trust-preferred pooled securities (“TPSs”).  As of March 31, 2008, the Company owned TPSs with an amortized cost of $65.2 million.  The cash flows of the Company’s TPSs are derived from trust preferred securities and subordinated debt issued by well-diversified pools of banks and thrifts (73%), insurance companies (25%), and REIT/homebuilders (2%).  The Company’s TPS securities are secured through a combination of subordination from lower classes within the TPS structures, as well as over-collateralization of available future contractual cash flows.  At the time of purchase, each of the securities in the Company’s TPS portfolio were rated either single-A (61% of the portfolio) or triple-B (39% of the portfolio) by a nationally recognized rating agency.     In December 2007, however, a TPS with an amortized cost of $5.1 million was downgraded to triple-C due to the default of two REITs within the TPS.  This security is the only TPS in the Company’s portfolio that has an exposure to REITs (27%).

On March 31, 2008, the fair value of the Company’s TPS portfolio was estimated to be $49.7 million or 76.3% of unamortized cost, compared to $57.9 million or 88.8% of unamortized cost at December 31, 2007.    In management’s judgment, the significant decline in the estimated fair value of the Company’s TPS portfolio was not the result of a decline in the credit quality of the community banks, thrifts, and insurance companies that support these securities.   The Company expects to receive all contractual principal and interest payments due on these securities, including the security that was recently downgraded to triple-C.  For these reasons management has concluded that the decline in the estimated fair value of the Company’s TPS portfolio is temporary.  As such, the Company recorded the corresponding fair value adjustment as a component of other comprehensive loss, net of estimated income tax benefit.  Accumulated other comprehensive loss is a component of stockholders’ equity.  This loss does not affect the cash flows of the Company and does not affect the regulatory capital of the Bank.  As of March 31, 2008, the Bank remained well-capitalized for regulatory capital purposes.

It should be noted, however, that future defaults by the companies that underlie the Company’s TPS portfolio, negative actions by ratings agencies, or deterioration in market conditions or other factors could result in the Company concluding at some future date that all or portions of its TPS portfolio have been “other than temporarily impaired” or “permanently impaired.”   Such determination could have a material adverse impact on the Company’s future earnings and stockholders’ equity.

Quarterly Dividend

On April 17, 2008, the Board of Directors of the Company elected to suspend the regular quarterly cash dividend for the Company’s fiscal fourth quarter.   Michael W. Dosland, President and CEO, stated "While the suspension of the dividend was a  difficult decision, our Board of Directors believes that it is in the Company's best interests to preserve capital given recent negative trends in our operating performance and asset quality, as well as recent deterioration in economic conditions and financial markets."  The Company intends to reassess the dividend on a quarterly basis, but does not anticipate reinstatement until operating results and asset quality improve and/or economic conditions and financial markets stabilize.  This decision is expected to preserve approximately $1.4 million in capital on an annualized basis.

About Vantus Bank

The Company’s banking subsidiary, Vantus Bank, is headquartered in Sioux City, Iowa.  Founded in 1923, Vantus Bank is a community bank serving business and consumers in seven full-service offices in northwest Iowa, a full-service office in South Sioux City, Nebraska, and seven full-service offices in central Iowa, including four in the Des Moines market area.

Certain matters in the press release are “forward looking statements” intended to qualify for the safe harbor from liability as established by the Private Securities Litigation Reform Act of 1995.  Such forward looking statements include words and phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends to,” or similar expressions.  Similarly statements that describe the Company’s future plans, objectives, or goals are forward-looking statements.  The Company wishes to caution the readers not to place undue reliance on any such forward-looking statements, which speak only as of the date of the press release, and to advise readers that various factors could affect the Company’s financial performance and could cause results for future periods to differ materially from those anticipated or projected.  Such factors include, but are not limited to: (i) general market interest rates, (ii) general economic conditions, (iii) legislative/regulatory changes, (iv) monetary and fiscal policies of the U.S. Treasury and Federal Reserve, (v) changes in the quality or composition of Company’s loan and investment portfolios, (vi) demand for loan products, (vii) deposit flow, (viii) competition, (ix) demand for financial services in Company’s markets and (x) changes in accounting principles, policies, or guidelines.

FIRST FEDERAL BANKSHARES, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

	March 31	June 30	March 31
(Dollars in thousands, except per share amounts)	2008	2007	2007
ASSETS
Cash and cash equivalents	$13,238	$25,738	$22,472
Securities available-for-sale, at fair value	96,976	122,309	131,376
Securities held-to-maturity, at cost	8,328	9,549	11,576
Mortgage loans held for sale	3,042	2,131	-
Loans receivable, net	406,312	427,954	427,318
Office property and equipment, net	18,858	16,205	14,627
Federal Home Loan Bank stock, at cost	4,795	3,560	3,827
Accrued interest receivable	2,801	2,940	2,966
Goodwill	18,417	18,417	18,417
Foreclosed and repossessed assets	3,419	2,156	534
Deferred tax asset	6,637	165	183
Other assets	14,531	14,693	14,410
Total assets	$597,354	$645,817	$647,706
LIABILITIES
Deposits	$464,180	$507,865	$505,530
Advances from FHLB and other borrowings	70,125	62,202	67,155
Advance payments by borrowers for taxes and insurance	407	916	380
Accrued interest payable	3,110	2,691	2,884
Accrued expenses and other liabilities	1,819	1,888	1,665
Total liabilities	539,641	575,562	577,614
STOCKHOLDERS' EQUITY
Common stock, $.01 par value	51	51	51
Additional paid-in capital	39,460	39,230	39,144
Retained earnings, substantially restricted	57,139	58,704	58,383
Treasury stock, at cost	(28,536)	(26,886)	(26,765)
Accumulated other comprehensive loss	(9,824)	(179)	(26)
Unearned ESOP	(577)	(665)	(695)
Total stockholders' equity	57,713	70,255	70,092
Total liabilities and stockholders' equity	$597,354	$645,817	$647,706

Actual number of shares outstanding at end
of period, net of treasury stock	3,304,471	3,389,971	3,395,371
Average shares outstanding used to compute:
Basic earnings per share	3,245,390	3,316,774	3,316,039
Diluted earnings per share	3,262,073	3,343,532	3,346,111
Shareholders' equity to total assets	9.66%	10.88%	10.82%
Book value per share	$17.47	$20.72	$20.64

FIRST FEDERAL BANKSHARES, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three months ended		Nine months ended
	March 31		March 31
(Dollars in thousands, except per share amounts)	2008	2007	2008	2007
Interest on loans	$6,641	$7,341	$21,474	$22,512
Interest on investment securities	1,864	1,531	5,884	3,329
Interest on cash and cash equivalents	67	74	125	318
Total interest income	8,572	8,946	27,483	26,159
Interest on deposit liabilities	3,570	4,183	12,047	11,390
Interest on borrowings	1,092	919	3,245	2,958
Total interest expense	4,662	5,102	15,292	14,348
Net interest income	3,910	3,844	12,191	11,811
Provision for loan losses	2,681	31	3,194	534
Net interest income after provision	1,229	3,813	8,997	11,277
Service charges on deposit accounts	774	771	2,392	2,534
Fees on commercial and consumer loans	58	51	278	136
Gain on sale of real estate held for development	-	15	47	75
Mortgage banking revenue	148	152	519	530
Other income	414	363	1,252	1,180
Total non-interest income	1,394	1,352	4,488	4,455
Personnel expense	2,932	2,567	8,563	7,706
Office property and equipment	732	751	2,134	2,116
Data processing, ATM and debit card transaction
costs, and other item processing expense	393	309	1,179	912
Professional, insurance, and regulatory expense	283	252	790	810
Advertising, donations, and public relations	288	160	1,054	544
Communications, postage, and office supplies	212	212	647	614
Other expense	350	288	810	660
Total non-interest expense	5,190	4,539	15,177	13,362
Income (loss) from continuing operations before income taxes	(2,567)	626	(1,692)	2,370
Income tax expense (benefit)	(1,033)	120	(890)	561
Income (loss) from continuing operations	(1,534)	506	(802)	1,809
Income from discontinued operations, net of tax	-	514	-	590
Net income (loss)	$(1,534)	$1,020	$(802)	$2,399

Basic earnings per share:
Income (loss) from continuing operations	$(0.47)	$0.15	$(0.25)	$0.54
Income from discontinued operations	-	0.16	-	0.18
Net income (loss) per share	$(0.47)	$0.31	$(0.25)	$0.72

Diluted earnings per share:
Income (loss) from continuing operations	$(0.47)	$0.15	$(0.25)	$0.54
Income from discontinued operations	-	0.15	-	0.18
Net income (loss) per share	$(0.47)	$0.30	$(0.25)	$0.72

Cash dividends declared per share	$0.105	$0.105	$0.315	$0.310

FIRST FEDERAL BANKSHARES, INC and SUBSIDIARIES
SELECTED FINANCIAL DATA (unaudited)

	At or for the three months ended		At or for the nine months ended
	March 31		March 31
(Dollars in thousands, except per share amounts)	2008	2007	2008	2007
Average total assets	$619,378	$616,268	$626,151	$601,272
Average interest-earning assets	553,125	560,102	561,529	545,670
Average interest-bearing liabilities	505,468	500,187	510,444	484,698
Average interest-earning assets to average
interest-bearing liabilities	109.43%	111.98%	110.01%	112.58%

Activity in the allowance for loan losses during the period:
Balance at beginning of period	$2,056	$2,044	$1,797	$5,466
Provision for loan losses	2,681	31	3,194	534
Charge-offs:
Single-family mortgage loans	-	(4)	(165)	(24)
Commercial real estate loans	-	-	(17)	-
Commercial business loans	-	(3)	(71)	(2,620)
Consumer loans	(70)	(63)	(149)	(190)
Total loans charged-off	(70)	(70)	(402)	(2,834)
Loans transferred to held for sale	-	-	-	(1,300)
Recoveries	26	26	104	165
Charge-offs net of recoveries	(44)	(44)	(298)	(3,969)
Balance at end of period	$4,693	$2,031	$4,693	$2,031

Non-performing loans receivable	$9,286	$3,094	$9,286	$3,094
Non-performing loans to total loans receivable	2.24%	0.72%	2.24%	0.72%
Allowance for loan losses to non-performing loans	50.54%	65.64%	50.54%	65.64%
Ratio of allowance for loan losses to total loans
held for investment at end of period	1.13%	0.47%	1.13%	0.47%

Selected operating data: (1)
Return on average assets	-0.99%	0.65%	-0.17%	0.53%
Return on average equity	-9.37%	5.78%	-1.58%	4.57%
Net interest rate spread	2.58%	2.38%	2.56%	2.49%
Net yield on average interest-earning assets (2)	2.86%	2.79%	2.93%	2.93%
Efficiency ratio (3)	97.91%	87.01%	90.97%	81.90%
(1) Annualized except for efficiency ratio.
(2) Net interest income, tax-effected, divided by average interest-earning assets.
(3) Non-interest expense divided by net interest income plus non-interest income, less gain (loss) on sale of other real estate owned, investments, and fixed assets.

FIRST FEDERAL BANKSHARES, INC and SUBSIDIARIES
SELECTED FINANCIAL DATA (unaudited)
		Weighted
	March 31	Average
(Dollars in thousands, except per share amounts)	2008	Rate
Time deposits maturing within …
Three months	$86,939	4.84%
Four to six months	44,690	4.15%
Seven to twelve months	56,930	4.12%
More than twelve months	53,424	4.46%
Total time deposits	$241,983	4.46%

FHLB advances and all other borrowings maturing within...
Three months	$40,375	4.73%
Four to six months	13,000	5.54%
Seven to twelve months	12,500	5.50%
More than twelve months	4,250	4.98%
Total FHLB advances and all other borrowings	$70,125	4.94%

	Three months ended		Nine months ended
	March 31		March 31
	2008	2007	2008	2007
Market price per share:
High for the period	$15.50	$22.22	$19.00	$22.51
Low for the period	$10.91	$21.31	$10.91	$21.31
Close at end of period	$13.80	$21.31	$13.80	$21.31